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Exhibit 99.1

CONTACT:
Amy Anderson
The Cobalt Group, Inc.
Office: (206) 219-8105
Mobile: (206) 619-6220
amya@cobaltgroup.com

The Cobalt Group, Inc. Announces Completion of Going-Private Transaction

    Shareholders approve merger of leading automotive e-business provider with a Warburg Pincus affiliate

SEATTLE (November 13, 2001)—The Cobalt Group, Inc. (NASDAQ: CBLT) announced today that it has closed its previously announced merger with an affiliate of Warburg Pincus LLC, a global private equity firm. At a special meeting held today, common shareholders approved the merger between Cobalt and a wholly-owned subsidiary of Warburg Pincus Equity Partners, L.P. As a result of the merger, Cobalt will be a private company.

    "We are pleased that the merger is completed and that Cobalt can focus all of its energy helping dealers and manufacturers be the big winners in the digital economy," said John Holt, president and chief executive officer of The Cobalt Group. "As a private company, backed by patient capital from Warburg Pincus, we can continue to execute our plan to develop innovative e-business products and services and provide industry-leading customer service to the automotive industry for many years to come."

    "Going private is a great step forward for Cobalt," said Joseph P. Landy, executive managing director at Warburg Pincus and a Cobalt board member. "As a private company, Cobalt will have more flexibility in pursuing strategic opportunities, continuing to invest in its technology, and in recruiting and retaining the people it needs to be successful long-term. We're excited to be partnering with John and the Cobalt team as we work with manufacturers and dealers to streamline and strengthen the automotive distribution chain."

    As a result of the merger, the company will continue its operations as The Cobalt Group, Inc. Effective at the close of business on November 13, 2001, Cobalt will cease to be a public company and its common stock no longer will be traded on the Nasdaq. Each outstanding share of Cobalt common stock, other than shares owned by Warburg Pincus, certain members of Cobalt management and certain Cobalt shareholders, has been converted, subject to any perfected appraisal rights, into the right to receive $3.50 in cash, without interest. Cobalt also has filed a Form 15 with the Securities and Exchange Commission to cease filings as a reporting company under the Securities Exchange Act of 1934. Letters of transmittal for submission of stock certificates by brokers, dealers and other registered owners will be distributed promptly.

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ABOUT THE COBALT GROUP

The Cobalt Group, Inc., headquartered in Seattle, is the leading provider of e-business products and services that help automotive dealers and manufacturers effectively manage their businesses online. Cobalt's suite of e-business solutions includes Web services, Web site hosting, e-commerce applications, Internet-based customer relationship management applications, data management, and best practices training and consulting. Cobalt has offices in Seattle, Wash.; Portland, Ore.; Detroit, Mich.; Columbus, Ohio; and Austin, Texas. For more information, please visit www.cobaltgroup.com.

ABOUT WARBURG PINCUS

Since 1971, Warburg Pincus has invested approximately $12 billion in 450 companies in 29 countries. The firm currently has $10 billion under management, with an additional $5 billion available for investment in a range of industries including: business services, communications, financial services, healthcare and life sciences, information technology, media and natural resources/energy. Throughout its 30-year history in private equity, Warburg Pincus has invested at all stages of a company's lifecycle, from founding start-ups and providing growth capital to leading restructurings, recapitalizations and buyouts. Warburg Pincus Equity Partners, L.P. is one of nine private equity investment funds sponsored by Warburg Pincus. The firm has 50 partners and 100 professionals in offices in New York, Menlo Park, London, Munich, Hong Kong, Singapore, Seoul, Tokyo and Mumbai.

Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These matters are subject to risks and uncertainties that could cause actual developments to differ materially from those contemplated. Please refer to the Company's Annual Report on Form 10-K, dated December 31, 2000, which has been filed with the United States Securities and Exchange Commission, for specific risks and uncertainties which have been previously identified by the Company and should be considered. This document is available on the world-wide-web from the Securities and Exchange Commission at www.sec.gov, Edgar Filing Section. Cobalt assumes no duty to update information contained in this press release at any time

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Exhibit 99.1
The Cobalt Group, Inc. Announces Completion of Going-Private Transaction